UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2007

ORGANIC TO GO FOOD CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-21061	58-2044990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

3317 Third Avenue South
Seattle, Washington 98134
(Address of Principal Executive Offices) (Zip Code)

(206) 838-4670
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

On June 28, 2007, Organic To Go Food Corporation (the “Company”) closed a private placement (the “Private Placement”) with select accredited investors (the “Investors”) related to the sale and issuance of an aggregate of 3,350,000 shares of common stock, par value $.001 per share (the “Common Stock”) of the Company (the “Shares”) and warrants to purchase an aggregate of 1,340,000 shares of Common Stock (the “Warrants”). The aggregate gross proceeds raised by the Company was approximately $6.7 million, an increase of $350,000 from the original commitment from Investors on June 26, 2007. Each Share was sold to the Investors at $2.00 per Share. The Warrants will expire five (5) years from the date of issue and may be exercised at $2.50 per Share, subject to adjustment in certain circumstances.

In connection with the Private Placement, the Company paid its placement agents (the “Placement Agents”) an aggregate cash commission equal to $84,000. In addition, the Company will reimburse the Placement Agents $40,000 for costs and expenses incurred in connection with the Private Placement, and issue to the Placement Agents five-year warrants to purchase an aggregate of 21,000 shares of common stock, at an exercise price of $2.50 per share, subject to adjustment in certain circumstances (the “Placement Agent Warrants”).

The Private Placement was conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

In connection with the Private Placement, the Company entered into Joinder to each of the Securities Purchase Agreement and the Registration Rights Agreement, dated June 28, 2007, with an additional Investor, a copy of which is filed as an Exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

On June 29, 2007, the Company issued a press release announcing the Private Placement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Joinder to each of the Securities Purchase Agreement and the Registration Rights Agreement, dated June 28, 2007.
99.1	Press Release, dated June 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANIC TO GO FOOD CORPORATION

Date: June 29, 2007	By:	/s/ Jason Brown
Jason Brown
Chief Executive Officer

Exhibit Index

Exhibit Number	Description
10.1	Joinder to each of the Securities Purchase Agreement and the Registration Rights Agreement, dated June 28, 2007.
99.1	Press Release, dated June 29, 2007.